February 14, 1995

SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, NW
Judiciary Plaza
Washington, DC   20549

Re:  Schedules 13G-National Health Investors, Inc.

Dear Sir or Madam:

We are hereby transmitting by Edgar Schedule 13G on behalf of Waddell & Reed Investment Management Company and Waddell & Reed Asset Management Company.

Our check in the amount of $1,000 was sent to the Lockbox at the Mellon Bank on February 13, 1995.

If you have any questions concerning the Schedule 13G filing, please call me at
(913)236-1925 or Sharon K. Pappas at (913)236-1920.

Very truly yours,



Janette Bramblett
Senior Legal Assistant

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934


                           National Health Investors
                                (Name of Issuer)

                                     Common
                         (Title of Class of Securities)

                                  63633D-20-3
                                 (CUSIP Number)

     Check the following Box if a fee is being paid with this
     statement.............[_X_]

     1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:
          Waddell & Reed Investment Management Company-48-1106973

     2)   Check the Appropriate Box if a Member of a Group
     (a).......................................................[__]
     (b).......................................................[X_]

     3)   SEC Use Only.............................................

     4)   Citizenship or Place of Organization.....................
          Kansas

     Number of           (5)  Sole Voting Power....372,000..
     Shares Bene-        (6)  Shared Voting Power.................
     ficially            (7)  Sole Dispositive Power..372,000.....
     Owned by            (8)  Shared Dispositive Power............
     Each Report-
     ing Person
     With

     9)   Aggregate Amount Beneficially Owned by Each Reporting
          Person......390,700...............................

     10)  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares...........................................

     11)  Percent of Class Represented by Amount in Row
     (9)......................................8.9%

     12)  Type of Reporting Person............IA...................

                                  SCHEDULE 13G
     Item 1(a) Name of Issuer:
          National Health Investors

     Item 1(b) Address of Issuer's Principal Executive Offices:
          100 Vine Street, Ste. 1402, Murfreesboro, TN 37130

     Item 2(a) Name of Person Filing:
           Waddell & Reed Asset Management Company

     Item 2(b) Address of Principal Business Office or, if none,
          Residence:
          6300 Lamar Avenue, Shawnee Mission,
          Kansas 66201-9217

     Item 2(c) Citizenship:
          Missouri

     Item 2(d) Title of Class of Securities:
          Common

     Item 2(e) CUSIP Number:
          63633D-20-3

     Item 3    Person filing is:
          (h)[x]Group, in accordance with 240.13d-1(b)(1)(ii)(H)
     Item 4    Ownership

          If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount Beneficially Owned:
          390,700

     (b)  Percent of Class:
           8.9%

     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote..372,000
          (ii)  shared power to vote or to direct the vote. 18,700
          (iii) sole power to dispose or to direct the disposition
                of..............................372,000....
          (iv)  shared power to dispose or to direct the
                disposition of...................18,700........

     Item 5    Ownership of Five Percent or Less of a Class
               Not Applicable

     Item 6    Ownership of More than Five Percent on Behalf of
               Another Person

               Not Applicable

     Item 7    Identification and Classification of the Subsidiary
                 Which Acquired the Security Being Reported on By
The Parent Holding Company

               Not Applicable

     Item 8 Identification and Classification of Members of the Group-See attached Exhibit 1
     Item 9    Notice of Dissolution of Group

               Not Applicable

     Item 10
                                 Certification


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1995

Waddell & Reed Investment          Waddell & Reed Asset
Management Company                 Management Company
6300 Lamar Avenue                  6300 Lamar Avenue
Overland Park, Kansas              Overland Park, Kansas
66202-4200                         66202-4200

Signature                          Signature

/s/Sharon K. Pappas                /s/Sharon K. Pappas
...........................        ..........................
Sharon K. Pappas                   Sharon K. Pappas
Senior Vice President              Secretary
Name/Title                         Name/Title

                                   EXHIBIT 1

Waddell & Reed Asset Management Company - Tax ID No. 43-0975899

          Investment Adviser registered under Section 203 of the Investment Adviser's Act of 1940

Waddell & Reed Investment Management Company - Tax ID No. 48-1106973

          Investment Adviser registered under Section 203 of the Investment Adviser's Act of 1940

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934


                           National Health Investors
                                (Name of Issuer)

                                     Common
                         (Title of Class of Securities)

                                  63633D-20-3
                                 (CUSIP Number)

     Check the following Box if a fee is being paid with this
     statement.............[_X_]

     1)   Names of Reporting Persons S.S. or I.R.S. Identification
          Nos. of Above Persons....................................
          Waddell & Reed Asset Management Company-43-0975899

     2)   Check the Appropriate Box if a Member of a Group
          (a).......................................................[__]
     (b).......................................................[X_]

     3)   SEC Use Only.............................................

     4)   Citizenship or Place of Organization.....................
          Missouri

     Number of           (5)  Sole Voting Power.........
     Shares Bene-        (6)  Shared Voting Power..18,700.........
     ficially            (7)  Sole Dispositive Power...........
     Owned by            (8)  Shared Dispositive Powe..18,700...
     Each Report-
     ing Person
     With

     9)   Aggregate Amount Beneficially Owned by Each Reporting
          Person........390,700..................................

     10)  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares...........................................

     11)  Percent of Class Represented by Amount in Row
     (9)...................................68.9

     12)  Type of Reporting Person............IA...................

                                  SCHEDULE 13G
     Item 1(a) Name of Issuer:
          National Health Investors

     Item 1(b) Address of Issuer's Principal Executive Offices:
          100 Vine Street, Ste. 1402, Murfreesboro, TN 37130

     Item 2(a) Name of Person Filing:
           Waddell & Reed Asset Management Company

     Item 2(b) Address of Principal Business Office or, if none,
          Residence:
          6300 Lamar Avenue, Shawnee Mission,
          Kansas 66201-9217

     Item 2(c) Citizenship:
          Missouri

     Item 2(d) Title of Class of Securities:
          Common

     Item 2(e) CUSIP Number:
          63633D-20-3

     Item 3    Person filing is:
          (h)[x]Group, in accordance with 240.13d-1(b)(1)(ii)(H)
     Item 4    Ownership

          If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount Beneficially Owned:
          390,700

     (b)  Percent of Class:
           8.9%

     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote..372,000
          (ii)  shared power to vote or to direct the vote. 18,700
          (iii) sole power to dispose or to direct the disposition
                of..............................372,000....
          (iv)  shared power to dispose or to direct the
                disposition of...................18,700........

     Item 5    Ownership of Five Percent or Less of a Class
               Not Applicable

     Item 6    Ownership of More than Five Percent on Behalf of
               Another Person

               Not Applicable

     Item 7    Identification and Classification of the Subsidiary
                 Which Acquired the Security Being Reported on By
The Parent Holding Company

               Not Applicable

     Item 8 Identification and Classification of Members of the Group-See attached Exhibit 1
     Item 9    Notice of Dissolution of Group
               Not Applicable

     Item 10
                                 Certification


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1995

Waddell & Reed Investment          Waddell & Reed Asset
Management Company                 Management Company
6300 Lamar Avenue                  6300 Lamar Avenue
Overland Park, Kansas              Overland Park, Kansas
66202-4200                         66202-4200

Signature                          Signature

/s/Sharon K. Pappas                /s/Sharon K. Pappas
...........................        ..........................
Sharon K. Pappas                   Sharon K. Pappas
Senior Vice President              Secretary
Name/Title                         Name/Title

                                   EXHIBIT 1

Waddell & Reed Asset Management Company - Tax ID No. 43-0975899

          Investment Adviser registered under Section 203 of the Investment Adviser's Act of 1940

Waddell & Reed Investment Management Company - Tax ID No. 48-110697